Exhibit 99.1

Plum Creek Timber Company, Inc. 999 Third Avenue, Suite 4300 Seattle, WA 98104 206 467 3600

For more information contact:
For immediate release	Investors: John Hobbs 1-800-858-5347
April 30, 2012	Media: Kathy Budinick 1-888-467-3751

Plum Creek Reports Results for First Quarter 2012

SEATTLE - Plum Creek Timber Company, Inc. (NYSE: PCL) today announced first quarter earnings of $29 million, or $0.18 per diluted share, on revenues of $337 million. Earnings for the first quarter of 2011 were $38 million, or $0.23 per diluted share, on revenues of $275 million. Earnings declined due to lower reported income from the real estate segment, although revenues and cash generated by the segment increased.

Adjusted EBITDA, a non-GAAP measure of operating performance, for the first quarter of 2012 was $139 million, up from $100 million in the first quarter of 2011. The company ended the quarter with $273 million in cash and cash equivalents. A reconciliation of adjusted EBITDA to net income and cash flow from operations is provided as an attachment to this release.

“Plum Creek performed well in the first quarter. We took advantage of attractive pulpwood markets and seamlessly integrated the harvest from our recently acquired timber deed in the Gulf South region. However, results didn't meet our initial expectations due to timing differences in our real estate sales,” said Rick Holley, president and chief executive officer. “Our first quarter real estate sales, while higher than the first quarter of last year, were below our initial expectations. Performance in our timber and manufacturing segments was similar to the first quarter of 2011, and we remain on track to meet our financial goals for the year.”

Review of Quarterly Operations

The Northern Resources segment reported operating profit of $6 million during the first quarter, similar to the $7 million profit reported during the first quarter of 2011. Timber prices were generally flat to up in most regions when compared to the same period of 2011. Average sawlog prices declined approximately $2 per ton, or 3 percent, due to the geographic mix of sales. Pulpwood prices were approximately $2 per ton, or 6 percent, higher than those of the first quarter of 2011 due to strong hardwood pulpwood markets in the Northeast. As planned, harvest volumes were 124,000 tons, or 13 percent, higher than the same period of 2011 while higher logging and hauling costs tempered margins.

Operating profit in the Southern Resources segment was $21 million, up $2 million from the first quarter of 2011 due to higher harvest volumes. The total harvest increased approximately 400,000 tons, or 14 percent, from 2011's first quarter. Pulpwood accounted for 350,000 tons of the higher harvest volume due to good demand from customers throughout the region. Pulpwood prices were similar to those experienced during the same period of 2011. Sawlog prices were mixed with smaller diameter sawlog prices steady in most regions and larger diameter sawlog prices lower. As a result, average sawlog prices

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Exhibit 99.1

were approximately 2 percent lower than the first quarter of 2011.

The Real Estate segment reported revenue of $100 million and operating income of $30 million. First quarter 2011 revenue was $62 million and operating income was $38 million. Although revenue increased $38 million, higher non-cash land basis expense (the book value of the lands sold) resulted in lower reported operating profit. The first quarter included the sale of approximately 70,000 acres of large, non-strategic timberlands primarily in the panhandle of Florida for approximately $1,200 per acre. During the quarter the company also sold approximately 4,400 acres of small, non-strategic timberlands at an average price of approximately $1,100 per acre, approximately 1,150 acres of conservation lands at $1,560 per acre and approximately 4,000 acres of HBU/recreation lands for approximately $2,150 per acre.

The Manufacturing segment reported operating income of $4 million, unchanged from the first quarter of 2011. Prices for lumber and medium density fiberboard (MDF) were little changed when compared to the first quarter of 2011. Plywood prices were 4 percent higher with sales volumes up 21 percent from the first quarter of 2011. Sales volumes in lumber and MDF increased as well, up 3 percent and 10 percent respectively.

Timber Acquisition

As previously disclosed in January, the company completed the purchase of approximately 4.7 million tons of mature southern yellow pine timber in a negotiated timber deed transaction valued at $103 million. The timber is located in the Gulf South region where the company has a market-leading presence and a broad and established customer base. The acquisition is expected to be earnings neutral in the first year and become increasingly earnings and cash accretive over the eight-year life of the investment.

Bank Refinancings

In March, the company completed two bank refinancings, entering into a new $700 million five-year revolving credit agreement and a new $450 million seven-year term loan agreement.

The revolving credit agreement replaced an existing $600 million revolving credit agreement. The new $700 million facility matures in April 2017 and bears a variable interest rate currently set at LIBOR plus 1.25 percent, approximately 50 basis points lower than the revolving credit agreement it replaced.

The new $450 million term loan agreement matures in April 2019 and carries an effective net interest cost of LIBOR plus approximately 1.00 percent. The company expects to draw on this term loan to pay off its existing $350 million term loan when it matures in July of this year.

Outlook
The company expects to harvest between 16.5 and 17.5 million tons of timber this year which includes approximately 700,000 tons from the recently acquired timber deed. During the second quarter, Northern harvests are typically at their lowest level of the year as thawing spring weather restricts harvesting activities in the Northern Resources segment. The Southern harvest in the second quarter is expected to increase somewhat from the first quarter's level.

Second quarter Real Estate segment sales are expected to be between $40 million and $45 million. The company expects full-year Real Estate segment sales to be between $275 million and $325 million.

Manufacturing results are expected to improve slightly from the first quarter's level.

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Exhibit 99.1

The company continues to expect 2012 income to be between $1.00 and $1.25 per share and expects to report second quarter income between $0.15 and $0.20 per share.

“Our outlook for the year hasn't changed. We continue to expect a slow recovery in domestic demand over the course of the year,” continued Holley. "As a result, we expect the fundamental performance of our business to improve, with growth in our adjusted EBITDA of approximately $50 million.”

“Effective capital allocation remains our most important tool in creating long-term shareholder value. Our recent timber deed purchase is the most recent example of such capital allocation. We understand that to grow shareholder value we must allocate capital to opportunities that will provide above cost of capital returns for our shareholders,” concluded Holley.

Earnings Conference Call and Supplemental Information

Plum Creek will hold a conference call today, Apr. 30, at 5:00 p.m. ET (2:00 p.m. PT). A live webcast of the conference call may be accessed through Plum Creek's Internet site at www.plumcreek.com by clicking on the “Investors” link.

Investors without Internet access should dial 1-800-572-9852 at least 10 minutes prior to the start of the call, referencing Plum Creek's earnings conference call. Those wishing to access the call from outside the United States and Canada should dial 1-706-645-9676, also referencing Plum Creek's earnings conference call. Replay of the call will be available for 48 hours after completion of the live call and can be accessed at 1-855-859-2056 or 1-404-537-3406 (international calls), using the code 21136766.

Supplemental financial information for Plum Creek operations, including statistical data and reconciliations to non-GAAP measures is available in the Investors section of Plum Creek's website at www.plumcreek.com.

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Plum Creek is the largest and most geographically diverse private landowner in the nation with approximately 6.6 million acres of timberlands in major timber producing regions of the United States and wood products manufacturing facilities in the Northwest. For more information, visit www.plumcreek.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended. Some of these forward-looking statements can be identified by the use of forward-looking words such as "believes," "expects," "may," "will," "should," "seek," "approximately," "intends," "plans," "estimates," or "anticipates," or the negative of those words or other comparable terminology. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions including, but not limited to, the cyclical nature of the forest products industry, our ability to harvest our timber, our ability to execute our acquisition strategy, the market for and our ability to sell or exchange non-strategic timberlands and timberland properties that have higher and better uses, and various regulatory constraints. These and other risks, uncertainties and assumptions are detailed from time to time in our filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and the Securities Act of 1933, as amended. It is likely that if one or more of the risks materializes, or if one or more assumptions prove to be incorrect, the current expectations of Plum Creek and its management will not be realized. Forward-looking statements are not guarantees of performance, and speak only as of the date made, and neither Plum Creek nor its management undertakes any obligation to update or revise any forward-looking statements.

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Exhibit 99.1

PLUM CREEK TIMBER COMPANY, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(In Millions, Except Per Share Amounts)	Quarter Ended March 31,
	2012	2011
REVENUES:
Timber	$155	$141
Real Estate	100	62
Manufacturing	76	67
Other	6	5
Total Revenues	337	275

COSTS AND EXPENSES:
Cost of Goods Sold:
Timber	121	107
Real Estate	68	22
Manufacturing	70	61
Other	—	—
Total Cost of Goods Sold	259	190
Selling, General and Administrative	28	28
Total Costs and Expenses	287	218

Other Operating Income (Expense), net	—	3

Operating Income	50	60

Equity Earnings from Timberland Venture	13	14

Interest Expense, net:
Interest Expense (Debt Obligations to Unrelated Parties)	21	21
Interest Expense (Note Payable to Timberland Venture)	14	14
Total Interest Expense, net	35	35

Income before Income Taxes	28	39

Provision (Benefit) for Income Taxes	(1)	1

Net Income	$29	$38

PER SHARE AMOUNTS:

Net Income per Share – Basic	$0.18	$0.23
Net Income per Share – Diluted	$0.18	$0.23

Weighted-Average Number of Shares Outstanding
– Basic	161.4	161.8
– Diluted	161.7	162.1

Exhibit 99.1

PLUM CREEK TIMBER COMPANY, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(In Millions, Except Per Share Amounts)	March 31, 2012	December 31, 2011
ASSETS
Current Assets:
Cash and Cash Equivalents	$273	$254
Accounts Receivable	38	28
Inventories	50	48
Deferred Tax Asset	6	6
Assets Held for Sale	39	103
Other Current Assets	18	15
	424	454

Timber and Timberlands, net	3,475	3,377
Property, Plant and Equipment, net	135	138
Equity Investment in Timberland Venture	186	201
Deferred Tax Asset	18	17
Investment in Grantor Trusts (at Fair Value)	38	36
Other Assets	38	36
Total Assets	$4,314	$4,259

LIABILITIES
Current Liabilities:
Current Portion of Long-Term Debt	$176	$352
Line of Credit	451	348
Accounts Payable	27	25
Interest Payable	24	26
Wages Payable	7	20
Taxes Payable	11	9
Deferred Revenue	23	27
Other Current Liabilities	9	8
	728	815

Long-Term Debt	1,467	1,290
Note Payable to Timberland Venture	783	783
Other Liabilities	105	108
Total Liabilities	3,083	2,996

Commitments and Contingencies

STOCKHOLDERS’ EQUITY
Preferred Stock, $0.01 Par Value, Authorized Shares – 75.0, Outstanding – None	—	—
Common Stock, $0.01 Par Value, Authorized Shares – 300.6, Outstanding (net of Treasury Stock) – 161.5 at March 31, 2012 and 161.3 at December 31, 2011	2	2
Additional Paid-In Capital	2,266	2,261
Retained Earnings (Accumulated Deficit)	(67)	(28)
Treasury Stock, at Cost, Common Shares – 26.9 at March 31, 2012 and 26.9 at December 31, 2011	(938)	(937)
Accumulated Other Comprehensive Income (Loss)	(32)	(35)
Total Stockholders’ Equity	1,231	1,263
Total Liabilities and Stockholders’ Equity	$4,314	$4,259

Exhibit 99.1

PLUM CREEK TIMBER COMPANY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Quarter Ended March 31,
(In Millions)	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$29	$38
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization	27	22
Basis of Real Estate Sold	63	19
Equity Earnings from Timberland Venture	(13)	(14)
Distributions from Timberland Venture	28	28
Deferred Income Taxes	(1)	3
Deferred Revenue from Long-Term Gas Leases (Net of Amortization)	(2)	7
Timber Deed Acquired	(98)	—
Working Capital Changes	(30)	(30)
Other	3	3
Net Cash Provided By Operating Activities	6	76

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures (Excluding Timberland Acquisitions)	(18)	(12)
Timberlands and Minerals Acquired	(2)	—
Other	(1)	—
Net Cash Used In Investing Activities	(21)	(12)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends	(68)	(68)
Borrowings on Line of Credit	759	245
Repayments on Line of Credit	(656)	(196)
Debt Issuance Costs	(3)	—
Principal Payments and Retirement of Long-Term Debt	—	(49)
Proceeds from Stock Option Exercises	3	7
Acquisition of Treasury Stock	(1)	(1)
Net Cash Provided By (Used In) Financing Activities	34	(62)

Increase (Decrease) In Cash and Cash Equivalents	19	2
Cash and Cash Equivalents:
Beginning of Period	254	252

End of Period	$273	$254

Exhibit 99.1

Plum Creek Timber Company, Inc.
Segment Data
(Unaudited)

	Quarter Ended March 31,
(In Millions)	2012	2011
Revenues:
Northern Resources	$64	$55
Southern Resources	97	89
Real Estate	100	62
Manufacturing	76	67
Other	6	5
Eliminations	(6)	(3)
Total Revenues	$337	$275

Operating Income (Loss):
Northern Resources	$6	$7
Southern Resources	21	19
Real Estate	30	38
Manufacturing	4	4
Other (A)	5	7
Other Costs and Eliminations, net	(16)	(15)
Total Operating Income	$50	$60

Adjusted EBITDA by Segment: (B)
Northern Resources	$13	$13
Southern Resources	36	31
Real Estate	93	57
Manufacturing	8	7
Other	5	7
Other Costs and Eliminations, net	(16)	(15)
Total	$139	$100

(A) During the first quarter of 2011, the company received a payment of $2 million for the settlement of a dispute that related to certain mineral rights. This amount is reported as Other Operating Gain/(Loss) in our Other Segment and is included in Other Operating Income (Expense), net in the Consolidated Statements of Income.

(B) Refer to the separate schedule, "Segment Data - Adjusted EBITDA" for reconciliations of Adjusted EBITDA to operating income and net cash provided by operating activities.

Exhibit 99.1

Plum Creek Timber Company, Inc
Segment Data - Adjusted EBITDA
Reconciliation of Operating Income and Net Cash
Provided by Operating Activities
(Unaudited)

We define Adjusted EBITDA as earnings from continuing operations, excluding equity method earnings, and before interest, taxes, depreciation, depletion, amortization, and basis in lands sold. Adjusted EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles (U.S. GAAP) and the items excluded from Adjusted EBITDA are significant components of our consolidated financial statements.

We present Adjusted EBITDA as a supplemental performance measure because we believe it facilitates operating performance comparisons from period to period, and each business segment’s contribution to that performance, by eliminating non-cash charges to earnings, which can vary significantly by business segment. These non-cash charges include timber depletion, depreciation of fixed assets and the basis in lands sold. We also use Adjusted EBITDA as a supplemental liquidity measure because we believe it is useful in measuring our ability to generate cash. In addition, we believe Adjusted EBITDA is commonly used by investors, lenders and rating agencies to assess our financial performance.

A reconciliation of Adjusted EBITDA to net income and net cash from operating activities, the most directly comparable U.S. GAAP performance and liquidity measures, is provided in the following schedules:

	Three Months Ended March 31, 2012 (In Millions)

	Operating Income	Depreciation, Depletion and Amortization	Basis of Real Estate Sold	Adjusted EBITDA
By Segment
Northern Resources	$6	$7	$—	$13
Southern Resources	21	15	—	36
Real Estate	30	—	63	93
Manufacturing	4	4	—	8
Other	5	—	—	5
Other Costs and Eliminations	(16)	—	—	(16)
Other Unallocated Operating Income (Expense), net	—	—	—	—
Total	$50	$26	$63	$139

Reconciliation to Net Income(1)
Interest Expense	(35)
(Provision) / Benefit for Income Taxes	1
Equity Earnings from Unconsolidated Subsidiary	13
Net Income	$29

Reconciliation to Net Cash Provided By Operating Activities
Net Cash Flows from Operations				$6
Interest Expense				35
Amortization of Debt Costs				(1)
Provision / (Benefit) for Income Taxes				(1)
Working Capital Changes				30
Deferred Income Taxes				1
Deferred Revenue from Long-Term Gas Leases				2
Timber Deed Acquired				98
Distribution from Timberland Venture				(28)
Other				(3)
Adjusted EBITDA				$139

Exhibit 99.1

	Three Months Ended March 31, 2011 (In Millions)

	Operating Income	Depreciation, Depletion and Amortization	Basis of Real Estate Sold	Adjusted EBITDA
By Segment
Northern Resources	$7	$6	$—	$13
Southern Resources	19	12	—	31
Real Estate	38	—	19	57
Manufacturing	4	3	—	7
Other	7	—	—	7
Other Costs and Eliminations	(16)	—	—	(16)
Other Unallocated Operating Income (Expense), net	1	—	—	1
Total	$60	$21	$19	$100

Reconciliation to Net Income(1)
Interest Expense	(35)
(Provision) / Benefit for Income Taxes	(1)
Equity Earnings from Unconsolidated Subsidiary	14
Net Income	$38

Reconciliation to Net Cash Provided By Operating Activities
Net Cash Flows from Operations				$76
Interest Expense				35
Amortization of Debt Costs				(1)
Provision / (Benefit) for Income Taxes				1
Working Capital Changes				30
Deferred Income Taxes				(3)
Deferred Revenue from Long-Term Gas Leases				(7)
Distribution from Timberland Venture				(28)
Other				(3)
Adjusted EBITDA				$100

(1) Includes reconciling items not allocated to segments for financial reporting purposes.